COLE CREDIT PROPERTY TRUST II, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Fifth Articles of Amendment and Restatement (the “Articles”).

SECOND: The sole party to the Articles is Cole Credit Property Trust II, Inc., a Maryland corporation (the “Corporation”).

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) on September 12, 2005.

FOURTH: The provision of the Articles, Section 10.4(h), which is to be corrected and as previously filed with the SDAT is set forth below:

The aggregate Leverage shall be reasonable in relation to the Net Assets and shall be reviewed by the Board at least quarterly. The maximum amount of such Leverage shall not exceed 55% of the cost (before deducting depreciation or other non-cash reserves) of all of the Assets. Notwithstanding the foregoing, Leverage may exceed such limit if any excess in borrowing over such level is approved by a majority of the Independent Directors. Any such excess borrowing shall be disclosed to Stockholders in the next quarterly report of the Corporation following such borrowing, along with justification for such excess.

FIFTH: The provision of the Articles, Section 10.4(h), as corrected hereby is set forth below:

The aggregate Leverage shall be reasonable in relation to the Net Assets and shall be reviewed by the Board at least quarterly. The maximum amount of such Leverage shall not exceed 60% of the cost (before deducting depreciation or other non-cash reserves) of all of the Assets. Notwithstanding the foregoing, Leverage may exceed such limit if any excess in borrowing over such level is approved by a majority of the Independent Directors. Any such excess borrowing shall be disclosed to Stockholders in the next quarterly report of the Corporation following such borrowing, along with justification for such excess.

SIXTH: The undersigned Executive Vice President of the Corporation acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Executive Vice President and attested to by its Secretary on this 6th day of February, 2006.

ATTEST:	COLE CREDIT PROPERTY TRUST II, INC.

By: /s/ John M. Pons	By: /s/ Blair D. Koblenz (SEAL)

Name: John M. Pons Title: Secretary	Name: Blair D. Koblenz Title: Executive Vice President